Exhibit 99.1

July  26, 2022

Franklin Financial Reports 2022  Q2 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.6 million ($0.80 per diluted share) for the second quarter ended June 30, 2022. This result represents a 19% increase compared to net income of $3.0 million ($0.67 per diluted share) for the first quarter of 2022, and a 32% decrease compared to net income of $5.3 million ($1.19 per diluted share) for the second quarter ended June 30, 2021. Year-to-date 2022 net income was $6.6 million ($1.47 per diluted share) compared to $10.1 million ($2.28 per diluted share) for the same six-month period in 2021, a decrease of 35%.

A summary of operating results for the second quarter of 2022 and year-to-date 2022 are as follows:

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Net interest income was $12.1 million for the second quarter of 2022 compared to $10.8 million for the second quarter of 2021. The second quarter of 2021 included $746 thousand of PPP interest and fees compared to only $4 thousand for the second quarter of 2022. Year-to-date, net interest income was $22.9 million (including $388 thousand of PPP interest and fees) compared to $21.7 million for the same period in 2021 (including $1.6 million of PPP interest and fees). The net interest margin increased to 2.90% for the second quarter of 2022 from 2.82% for the same quarter of the prior year. On a year-to-date comparison, the net interest margin was 2.80% for 2022 compared to 2.92% in 2021. The yield on earning assets increased in the second quarter 2022 versus 2021 comparison (up 0.08%), but decreased year-over-year (down 0.14%). The increase in the second quarter yield on earning assets was primarily the result of Federal Reserve rate increases that began near the end of the first quarter of 2022 and continued through the second quarter. The year-to-date cost of interest-bearing deposits was 0.15% compared to 0.16% for 2021 while the cost of total deposits decreased from 0.13% in 2021 to 0.12% in 2022.

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Earning assets for the second quarter of 2022 averaged $1.7 billion compared to $1.6 billion for the same period in 2021, and year-to-date average earnings assets increased 10% from $1.5 billion to $1.7 billion. Year-to-date the average balance of interest-earning cash increased $72.3 million, and the investment portfolio increased $82.2 million. The average balance of the loan portfolio increased only $1.9 million for the first six months of 2022 compared to 2021. The growth in the year-to-date average balance of the loan portfolio was negatively affected by a decrease of $53.8 million in the average balance of PPP loans over the comparative periods. The average balance of deposits for the year increased $179.9 million over the same period in 2021 with every deposit category increasing except for time deposits.

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There was no provision for loan loss expense for the second quarter and year-to-date periods of 2022. In 2021, the provision for loan loss expense was a reversal of $1.1 million for the second quarter and a reversal of $1.9 million for the first six months of 2021. During 2020, the allowance for loan loss was increased through the provision expense due to increased economic uncertainty stemming from the pandemic. As these risks lessened in 2021, loans reserves were released via a reversal in the provision for loan loss. With relatively unchanged net loan balances since year-end 2021 and stable credit quality indicators, it was determined no additional provision expense was needed during the first half of the year. The allowance for loan loss ratio was 1.45% of gross loans as of June 30, 2022, compared to 1.51% at December 31, 2021.

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Noninterest income totaled $4.1 million for the second quarter of 2022 compared to $4.5 million in the second quarter of 2021. Year-to-date, noninterest income decreased $740 thousand (8.5%) to $8.0 million compared to $8.7 million the prior year. The largest increases year-over-year were in Investment and Trust Services fees (up $204 thousand) and deposit service charges (up $319 thousand) primarily from a new product introduced in the third quarter of 2021. These increases were more than offset by a decrease of $828 thousand in gains on sale as mortgage originations have slowed in 2022.

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Noninterest expense for the second quarter of 2022 was $12.0 million compared to $10.1 million for the second quarter of 2021. Year-to-date, noninterest expense was $23.3 million compared to $20.3 million in 2021, an increase of 14.9%. The categories contributing to this increase were: salaries and benefits ($1.5 million), data processing ($581 thousand) and other expenses ($643 thousand). Salaries and benefits increased primarily in employee compensation, the increase in data processing is related to the implementation of a Customer Relationship Management system and other expenses increased comparatively due to a reversal of $636 thousand for an off-balance sheet liability during the second quarter of 2021.

Total assets at June 30, 2022 were $1.832 billion compared $1.774 billion at December 31, 2021. Significant balance sheet changes since December 31, 2021, include:

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Short-term interest-earning deposits in other banks increased $15.2 million. The amortized cost basis of the investment portfolio increased $28.6 million, however, the fair value of the portfolio decreased by $20.0 million due to higher interest rates.

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The net loan portfolio increased $35.9 million during 2022 over the year-end 2021 balance. The largest increase occurred in the commercial real estate portfolio ($40.0 million) which was partially offset by a decrease of $8.3 million in non-real estate commercial loans. The Bank held $215 thousand in PPP loans at June 30, 2022, a decrease of $7.6 million since year-end 2021, and all PPP fees have been recognized.

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Deposits increased $94.8 million (6.0%) over year-end 2021, with all deposit products showing an increase except time deposits. Interest-bearing checking accounts showed the largest increase ($67.1 million or 13.1%), primarily in commercial and municipal accounts.

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Shareholders’ equity decreased $35.3 million since the end of 2021. Retained earnings increased $3.7 million, net of $2.8 million in dividend payments. Accumulated other comprehensive income (AOCI) decreased by $38.4 million as the fair value of the investment portfolio declined during the year due to higher interest rates. At June 30, 2022, the book value of the Corporation’s common stock was $27.54 per share and the tangible book value was $25.50 per share. In December 2021, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and 47,450 shares have been repurchased under the plan as of June 30, 2022.

“The value of being a diversified, community bank with strong customer relationships showed through in the second quarter as growing loan and deposit balances helped to improve net interest income and fee income grew from Investment and Trust services compared to the prior quarter. Despite the headwinds of a volatile stock market and the talk of recession, we remain focused on building shareholder value through the growth of the franchise and our capabilities,” said Timothy G. Henry, President and CEO of Franklin Financial Services Corporation and F&M Trust. “On July 1 we opened our first Maryland office in Hagerstown. Later in the third quarter we anticipate implementing the Salesforce customer relationship management system throughout the bank. In order to accommodate future growth and improve operating efficiencies we will also be completing the consolidation of the executive, commercial, investment and trust, and operations teams, that had been spread across two separate buildings, into one new location in Chambersburg, PA. Through the balance of the year, we will continue to position ourselves to be able to ride through any broad economic issues that may arise while maintaining the ability to support our customers and take advantage of opportunities to enhance shareholder value as they become apparent to us.”

On July 14, 2022, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the third quarter of 2022. This compares to a $0.32 per share regular cash dividend for the second quarter of 2022. The regular quarterly cash dividend for the third quarter of 2022 will be paid on August 24, 2022, to shareholders of record at the close of business on August 5, 2022.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021	% Change

Interest income	$12,875	$11,534	$11,543	$24,409	$23,135	5.5%
Interest expense	764	726	720	1,490	1,468	1.5%
Net interest income	12,111	10,808	10,823	22,919	21,667	5.8%
Provision for loan losses	-	-	(1,100)	-	(1,900)	-100.0%
Noninterest income	4,091	3,884	4,489	7,976	8,716	-8.5%
Noninterest expense	12,029	11,266	10,111	23,296	20,277	14.9%
Income before income taxes	4,173	3,426	6,301	7,599	12,006	-36.7%
Income taxes	595	414	1,030	1,009	1,905	-47.0%
Net income	$3,578	$3,012	$5,271	$6,590	$10,101	-34.8%

Diluted earnings per share	$0.80	$0.67	$1.19	$1.47	$2.28	-35.5%
Regular cash dividends declared	$0.32	$0.32	$0.32	$0.64	$0.61	4.9%

Balance Sheet Highlights (as of )	6/30/2022	3/31/2022	6/30/2021
Total assets	$1,832,296	$1,767,061	$1,678,308
Investment and equity securities	510,282	511,969	512,729
Loans, net	1,019,608	985,927	983,980
Deposits	1,679,187	1,596,386	1,491,208
Shareholders' equity	121,797	137,136	151,156

Assets Under Management (fair value)
Investment and Trust Services	838,830	920,597	912,651
Held at third party brokers	104,881	111,742	118,469

	As of and for the Three Months Ended			As of or for the Six Months Ended
Performance Ratios	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Return on average assets*	0.79%	0.69%	1.27%	0.74%	1.25%
Return on average equity*	11.11%	7.96%	14.67%	9.36%	14.07%
Dividend payout ratio	39.88%	47.18%	26.05%	43.22%	26.64%
Net interest margin*	2.90%	2.66%	2.82%	2.80%	2.92%
Net loans (charged-off) recovered/average loans*	-0.01%	-0.01%	0.00%	-0.01%	0.03%
Nonaccrual loans / gross loans	0.55%	0.74%	0.88%
Nonperforming assets / total assets	0.31%	0.42%	0.53%
Allowance for loan loss / loans	1.45%	1.50%	1.51%
Book value, per share	$27.54	$30.77	$34.16
Tangible book value (1)	$25.50	$28.75	$32.12
Market value, per share	$30.16	$33.58	$31.94
Market value/book value ratio	109.51%	109.13%	93.50%
Market value/tangible book value ratio	118.25%	116.82%	99.43%
Price/earnings multiple*	9.43	12.53	6.71	10.26	7.00
Current quarter dividend yield*	4.24%	3.81%	3.88%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	As of	As of	As of
	June 30, 2022	March 31, 2022	June 30, 2021
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$121,797	$137,136	$151,156
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	112,781	128,120	142,140

Shares outstanding (in thousands)	4,422	4,457	4,425

Tangible book value per share (non-GAAP)	25.50	28.75	32.12